STAAR SURGICAL’S FOURTH QUARTER REVENUE GROWS 27% YEAR-OVER-YEAR
Quarterly Visian ICL™ Sales Grow 188% Year-Over-Year
Cataract Sales Grow 7% Year-Over-Year During Fourth Quarter
Cash Used in Operating Activities Declines for Third Consecutive Quarter

MONROVIA, CA, Mar. 14, 2007 —STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its fourth quarter and full year ended December 29, 2006.

Total product sales for the fourth quarter were $15,267,000, an increase of 27% compared with $12,068,000 reported for the same period of 2005 and the second highest quarterly revenue level achieved in the Company’s history. Fourth quarter product sales also improved 16% compared with the third quarter of 2006. The year-over-year increase in sales during the fourth quarter of 2006 was the third consecutive quarter of year-over-year sales growth. Excluding the impact of changes in currency, fourth quarter 2006 sales were $14,829,000, up 23% compared with the fourth quarter of 2005.

For the full year 2006, total product sales were $56,282,000, an increase of 10% compared with the 2005. Excluding the impact of changes in currency, 2006 sales were $56,125,000, up 9% compared with 2005.

International sales for the fourth quarter were $9,693,000, up 24% compared with the same period of last year. Compared with the third quarter of 2006, international net sales increased 28%. Excluding the impact of changes in currency, fourth quarter 2006 international sales were $9,255,000 up 19% compared with the same period of last year. For the full year 2006 international sales were $33,991,000, up 4% compared to last year.

“Our strong fourth quarter ICL international sales, which grew 106%, were driven principally by increased sales of refractive products in distributor markets,” said David Bailey, president and CEO of STAAR Surgical. “In many international markets, we have been able to position the ICL technology as a complimentary tool with LASIK in the refractive practice. Increasingly, the international refractive practice is making a clear decision when to use LASIK and when to use the ICL and as a result patients who meet the appropriate criteria are offered the single best appropriate solution and our business has grown steadily. In these international markets, the limits of LASIK have been well embraced and are driving ICL procedure volumes. ”

“During 2006 we made many important advances with our global refractive and cataract product lines and continued to successfully execute our long-term growth strategy,” said Mr. Bailey. “We have expanded refractive sales with strong ICL growth both in the U.S. and international markets which grew 188% and 129% year-over-year in the fourth quarter and full year 2006, respectively, and represented 21% of our total sales compared with 10% for fiscal 2005. Of particular note were our international ICL sales, which grew 50% for the full year 2006. In 2006, less than one year after launch, U.S. refractive sales represented more than 36% of our total refractive sales.

“As of today, we have certified a total of 347 doctors for the ICL in the U.S. and are confident that we have implemented an effective rollout strategy as evidenced by the superior outcomes doctors have continued to generate along with high patient satisfaction levels,” continued Mr. Bailey. “During the fourth quarter of 2006, we offered the first US based user group meeting at the American Academy of Ophthalmology on the heels of a very well attended user group September meeting in London. Our experience is that over several months, these types of educational opportunities build sales and contributed to our year-over-year and sequential global ICL sales growth of 188% and 31% respectively. At the upcoming ASCRS meeting in late April we will hold a user group meeting over a one and a half day period for which over one hundred surgeons have registered.

Total U.S. sales for the fourth quarter increased 31% to $5,574,000 compared with the same period of 2005 and were essentially flat compared with the third quarter of 2006. For the full year 2006, U.S. net sales were up 19% compared with the same period of 2005. The year-over-year increases in U.S. sales for both periods reflect both the U.S. approval of the Visian ICL for the treatment of myopia and improving performance in U.S. IOL sales, which grew 6% year-over-year during the fourth quarter of 2006. U.S. sales of the Visian ICL were $1,048,000 in the fourth quarter of 2006 down 16% compared to the third quarter of 2006.

“We do not believe our current lack of geometric progression with sales of the ICL in the US is reflective of the market potential,” continued Mr. Bailey. “ We believe that over time we will be able to devote the resources required to drive the ophthalmologists mindset, as we have done in the international markets, toward a more broader view of refractive surgery that is based best choice for the patient and includes the full spectrum of technologies; LASIK, PRK and ICL. With the ICL we have a product with clear sustainable competitive advantage that has the potential to become the new gold standard. ”

“We have made progress in our U.S. cataract business throughout 2006, and in the fourth quarter achieved both year-over-year and sequential revenue growth,” said Mr. Bailey. “We believe our focus on the U.S. sales and marketing organization which has included additions to the team and other enhancements puts us in a good position to begin to achieve growth in cataract in the US for full year 2007. Critical to achieving this goal is a motivated and focused sale force along with the introduction of new products during the course of the year. I am pleased to announce that we are on course to launch the aspheric collamer lens at the upcoming ASCRS meeting in April and this linked to a new incentive program for the whole sales force should ensure our goal with US cataract can be achieved. ”

STAAR Surgical also reported today that following a comprehensive investigation of the Company’s wholly owned German subsidiary and distributor, Domilens GmbH, it has been determined that a restatement of previous financial periods is not necessary. The Company has replaced leadership and early indications are that the transition has been successful. The leadership transition, combined with the end of doctor strikes in the German market have result in double digit sales growth the first two months of 2007 versus the prior year period. As a result of the investigation, the Company has reserved for approximately $740,000 in additional income taxes that may be accessed by the German government. In addition, the Company reserved $1xx,000 for other potentially unrecoverable assets. These two items are included in the Company’s fourth quarter results. The total investigation costs of approximately $800,000 will be recognized in the first quarter of 2007. Because of the time required to fully evaluate and incorporate the results of the audit in Germany the Company intends to file a Form12-b25 with the SEC for an extension for the filing of the Company’s Annual Report on Form 10-K.

Gross profit margin for the fourth quarter was 43.2% and was impacted by obsolescence charges of $807,000 for certain IOL inventory in anticipation of new product launches in 2007 and to a lesser degree for some less frequently prescribed diopter ranges. These charges reduced gross profit margin by approximately 5.3%. Excluding this charge, fourth quarter 2006 gross profit margin would have increased to 48.5%, a 2.7 percentage point improvement compared with the fourth quarter of 2005.

Standard margin for the quarter was 52.4%, a decrease of 0.4% compared with the fourth quarter of 2005. IOL margins for the quarter decreased 9% to 47%, despite a 20% increase in IOL unit volume, due to a 9% decrease in average selling prices and a 9% increase in average unit costs. ICL margins increased 3% to 81% due to the launch of the product in the U.S. where the Company realized margins of approximately 88%. International ICL/TICL margins at 78% were essentially unchanged from the previous year. Margins on all other products decreased 3% due to higher costs. The difference between standard costs and gross profit is other cost of sales. Other cost of sales includes freight and distribution costs, royalty expenses, inventory reserves, and other miscellaneous costs. For the fourth quarter of 2006, other cost of sales was $1.4 million, an increase of $568,000 compared with the fourth quarter of 2006. The increase in other cost of sales is due to the aforementioned inventory reserves and increased royalties on higher sales, partially offset by a decrease in freight and other costs.

Gross profit margin for the full year 2006 was 47.0% compared with 46.4% for 2005. Excluding the previously mentioned inventory reserves, gross profit margin was 48.4%, a 2% improvement over 2005. The Company expects gross profit margin to increase as sales of ICLs become a larger percentage of overall revenue, U.S. cataract sales continue to grow and as enhanced cataract products are delivered to the market.

Standard margin for 2006 was 53.9%, an increase of 1.2% compared with 2005. IOL margins for the year decreased 5% to 50%, due to a an overall 2% decrease in average selling prices, a 2% decrease in IOL unit volume, and a 9% increase in average unit costs. ICL margins increased 2% to 82% due to the launch of the product in the U.S. where the Company realized margins of approximately 89%. International ICL/TICL margins at 79% were down 1% from the previous year due to higher costs. Margins on all other products decreased 1% due to higher costs. For 2006, other cost of sales was $3.9 million, an increase of $633,000 compared with 2006. The increase in other cost of sales is due to the aforementioned inventory reserves and increased royalties, partially offset by a decrease in freight and other costs.

Selling, general, and administrative expenses for the fourth quarter of 2006 increased $2,201,000 or 24%, compared with the fourth quarter of 2005. Of the increase, $384,000 resulted from option-based expense as a result of the adoption of FAS 123R; excluding this impact, selling, general and administrative expenses increased 20% or $1,817,000.

Selling, general, and administrative expenses for fiscal 2006 increased $5,437,000 or 16%, compared with fiscal 2005. Of the increase, $1,634,000 resulted from option-based expense as a result of the adoption of FAS 123R; excluding this impact, selling, general and administrative expenses increased 11% or $3,803,000.

General and administrative expenses for the fourth quarter of 2006 declined 2.7%, or $72,000 compared with the fourth quarter of 2005. Excluding the $215,000 impact of FAS 123R, general and administrative expenses declined approximately 11%, compared with the fourth quarter of 2005.

General and administrative expenses for fiscal 2006 increased 12%, or $1,165,000 compared with the fiscal 2005. Excluding the $952,000 impact of FAS 123R, general and administrative expenses increased approximately 2% due to general cost increases, compared with fiscal 2005.

Marketing and selling expenses for the fourth quarter of 2006 increased 41% or $1,928,000 compared with the fourth quarter of 2005. Excluding the $112,000 impact of FAS 123R, marketing and selling expenses increased 39%. Marketing and selling expenses for fiscal 2006 increased 21% or $3,842,000 compared with the fiscal 2005. Excluding the $419,000 impact of FAS 123R, marketing and selling expenses increased 19%. The increase in marketing and selling expenses for the fourth quarter and full year primarily resulted from increased costs to support refractive products sales in new international geographies, increased sales training and promotional activities associated with the ongoing rollout of the Company’s launch of the ICL in the U.S., and increased commissions.

Research and development expenses, including regulatory and clinical expenses, for the fourth quarter of 2006, increased 22% or $345,000 compared with the fourth quarter of 2005. Excluding the $57,000 impact of FAS 123R, research and development expenses increased 19%. The increase in research and development expenses, excluding the impact of the adoption of FAS 123R, is due to costs associated with new product development.

Research and development expenses, including regulatory and clinical expenses, for fiscal 2006, increased 27% or $1,507,000 compared with fiscal 2005. Excluding the $262,000 impact of FAS 123R, research and development expenses increased 22%. The increase in research and development expenses, excluding the impact of the adoption of FAS 123R, is due to costs associated with new product development and toric ICL regulatory and FDA submission costs.

Net loss for the fourth quarter of 2006 was $5,675,000 or $0.22 per share. The Company reported a net loss of $3,425,000 or $0.14 per share for the fourth quarter of 2005. Excluding the impact of FAS 123R, inventory obsolescence charges, and income tax and other reserves resulting from the Domilens investigation, the net loss for the fourth quarter of 2006 was $3,586,000, or $0.14 per share.
Net loss for the full year 2006 was $15,044,000 or $0.60 per share compared with $11,175,000 or $0.47 per share for 2005. Excluding the impact of the adoption of FAS 123R, inventory obsolescence charges, the effect of reserves on former officer notes, and income tax and other reserves resulting from the Domilens investigation, the net loss for 2006 was $12,036,000, or $0.48 per share.

STAAR exited the fourth quarter with approximately $7,908,000 in cash, cash equivalents and short-term investments compared with $12,708,000 at December 30, 2005 and $8,343,000 at September 30, 2006. As of December 29, 2006, the Company had $784,000 and $589,000, respectively in availability under its bank and lease lines of credit. The Company used approximately $1,411,000 in cash from operating activities during the fourth quarter, which is 22% below the $1,818,000 used during the fourth quarter of 2005, and 16% below the $1,673,000 used during the third quarter of 2006. As previously reported, the Company received a final payment of $870,000 on notes to former directors during the fourth quarter of 2006. Proceeds from stock options were $276,000. As a result of decreased cash used in operating activities, proceeds from officer’s notes and stock option exercises, the net decrease in cash for the quarter was $435,000, an 81% improvement over the $2,346,000 decrease in cash reported for the fourth quarter of 2005.

The Company used approximately $8,647,000 in cash from operating activities during fiscal 2006, which is 24% above the $6,976,000 used during fiscal 2005. As previously reported, the Company received final payments of $1,181,000 on notes to former directors during fiscal 2006. Proceeds from stock options were $2,890,000. Purchases of property and equipment totaled $779,000. As a result of proceeds from officer’s notes and stock option exercises, the net cash usage for fiscal 2006 was $4,800,000, a 52% improvement over the $9,978,000 in net cash usage reported for fiscal 2005.

STAAR’s bank debt at the end of the fourth quarter of 2006 was approximately $1,801,000. Total current liabilities, including the bank debt, were $14,931,000.

Conference Call
The Company will host a conference call and webcast today, March 14, 2007 at 2:00 p.m. Pacific Time to discuss the Company’s fourth quarter, full year 2006 results and recent corporate developments. The dial-in number for the conference call is 800-218-0530 for domestic participants and 303-262-2125 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on Wednesday, March 21, 2007 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11081256#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

Supplemental Financial Information and Non-GAAP Financial Measures

This press release includes supplemental financial information which STAAR believes is useful to assess its operating performance. The following financial measures included herein are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): Cash Usage and Adjusted Net Loss. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is presented as a table attached to this release. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 43 countries. Approximately 65,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, the resolution of financial irregularities at Domilens and the success of the transition to new management there, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of adapting our largely independent marketing model to the challenges of the refractive market, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Jennifer Saunders, 646-201-5431 Jennifer Beugelmans, 646-201-5447

Consolidated Financial Statements

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
Sales	$15,267	$12,068	$56,282	$51,303
Cost of goods sold	8,673	6,539	29,849	27,517

Gross profit	6,594	5,529	26,433	23,786

General and administrative	2,756	2,829	10,891	9,727
Marketing and selling	6,597	4,668	22,395	18,552
Research and development	1,895	1,550	7,080	5,573
Other charges	0	0	(331)	746

Total selling, general and administrative expenses:	11,248	9,047	40,035	34,598

Operating loss	(4,654)	(3,518)	(13,602)	(10,812)

Other income, net	(4)	180	95	854

Loss before income taxes	(4,658)	(3,338)	(13,507)	(9,958)
Income tax provision	1,017	87	1,537	1,239
Minority interest	0	0	0	(22)

Net loss	$(5,675)	$(3,425)	$15,044)	$(11,175)

Basic and diluted loss per share	$(0.22)	$(0.14)	$(0.60)	$(0.47)

Weighted average shares outstanding	25,584	24,799	25,227	23,704

STAAR Surgical Company
Global Sales
(in 000’s)
Unaudited

	Three Months Ended			Year Ended
Geographic Sales	December 29,	December 30,	% Change	December 29,	December 30,	% Change
	2006	2005		2006	2005
United States	$5,574	$4,255	31.0%	$22,292	$18,715	19.1%
Germany	5,644	5,362	5.3%	21,135	22,433	-5.8%
Other	4,049	2,451	65.2%	12,855	10,155	26.6%
Total Sales	$15,267	$12,068	26.5%	$56,282	$51,303	9.7%
Product Sales
Cataract
IOLs	$6,852	$6,300	8.8%	$25,861	$26,740	-3.3%
Other Cataract	4,520	4,303	5.0%	17,238	18,562	-7.1%
Total Cataract	11,372	10,603	7.3%	43,099	45,302	-4.9%
Refractive
ICL/TICL	3,657	1,268	188.4%	12,093	5,288	128.7%
Other Refractive	66	28	135.7%	420	59	611.9%
Total Refractive	3,723	1,296	187.3%	12,513	5,347	134.0%
Glaucoma	172	169	1.8%	670	654	2.4%
Total Sales	$15,267	$12,068	26.5%	$56,282	$51,303	9.7%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)
Unaudited

	December 29,	December 30,
	2006	2005
		Audited
Cash, cash equivalents, and short-term investments	$7,908	$12,708
Accounts receivable, net	6,524	5,100
Inventories, net	12,939	14,699
Prepaids, deposits, and other current assets	1,923	1,763
Total current assets	29,294	34,270

Investment in joint venture	397	283
Property, plant, and equipment, net	5,846	5,595
Patents and licenses, net	4,439	4,920
Goodwill, net	7,534	7,534
Other assets	260	153

Total assets	$47,770	$52,755

Notes payable	$1,801	$1,676
Accounts payable	5,235	4,014
Other current liabilities	7,895	5,845

Total current liabilities	14,931	11,535

Other-long term liabilities	1,079	854

Total liabilities	16,010	12,389

Stockholders’ equity — net	31,760	40,366

Total liabilities and equity	$47,770	$52,755

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Year Ended
	December 29,	December 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(5,044)	$(11,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	1,891	1,992
Amortization of intangibles	481	480
Loss on disposal of fixed assets	169	85
Equity in operations of joint venture	(114)	(158)
Stock-based compensation	1,841	203
Common stock issued for services	—	77
Note receivable reserve	(331)	746
Deferred income taxes	179	—
Other	(44)	(81)
Minority interest	—	(22)
Changes in working capital:
Accounts receivable	(1,400)	1,117
Inventories	1,896	270
Prepaids, deposits and other current assets	(160)	206
Accounts payable	1,042	(1,399)
Other current liabilities	947	683
Net cash used in operating activities	(8,647)	(6,976)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(779)	(1,194)
Proceeds from sale lease back of property, plant and equipment	—	—
Purchase of short-term investments	(193)	(15,300)
Sale of short-term investments	43	20,425
(Increase) decrease in other assets	(107)	16
Proceeds from notes receivable and other	1,181	130
Net cash (used in) provided by investing activities	145	4,077

Cash flows from financing activities:
Net payments (borrowings) under notes payable	(81)	(1,206)
Net proceeds from private placement	—	13,374
Proceeds from the exercise of stock options	2,890	130
Net cash provided by financing activities	2,809	12,298

Effect of exchange rate changes on cash and cash equivalents	743	(878)

(Decrease) increase in cash and cash equivalents	(4,950)	8,521
Cash and cash equivalents, at beginning of the period	12,708	4,187
Cash and cash equivalents, at end of the period	$7,758	$12,708

Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures
(Unaudited)

A. Reconciliation of Cash Usage to Decrease in Cash and Cash Equivalents in Statements of Cash Flows

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
Increase/(Decrease) in Cash and Cash
Equivalents	$(435)	$(2,346)	$(4,950)	$8,521
Add: purchase of
short-term
investments	—	—	193	15,300
Less: sale of
short-term
investments	—	—	(43)	(20,425)
Add (deduct): net
proceeds from
private placement	—	—	—	(13,374)
Cash Usage	$(435)	$(2,346)	$(4,800)	$9,978)

B. Reconciliation of Adjusted Net Loss to Net Loss in Statements of Operations

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2006	2005	2006	2005
Net Loss	$(5,675)	$(3,425)	$(15,044)	$(11,175)
Add: compensation
expense under
FAS123R	384	—	1,634	—
Add (deduct):
reserves and
reversal of
reserves on notes
receivable from
former directors	—	—	(331)	746
Add: Domilens tax
assessment	731	—	731	—
Add: other Domilens
reserves	167	—	167	—
Add: inventory
reserves	807	—	807	—
Adjusted Net Loss	$(3,586)	$(3,425)	$(2,036)	$(10,429)

Adjusted basic and diluted loss per share	$(0.14)	$(0.14)	$(0.48)	$(0.44)

Weighted average shares outstanding	25,584	24,799	25,227	23,704

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Cash Usage — The Cash Usage financial measure is not prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and excludes the purchase and sale of short-term investments from cash used in investing activities and net proceeds from private placement from cash provided by financing activities. Cash Usage is not a measurement of liquidity under GAAP and should not be considered as an alternative to net income, operating income, cash used in investing activities, cash provided by financing activities, or the change in cash and cash equivalents on the Consolidated Balance Sheets and may not be comparable with Cash Usage as defined by other companies.

Adjusted Net Loss- The Adjusted Net Loss financial measure is not prepared in conformity with GAAP and excludes compensation expense calculated under FAS123R and reserves and the reversal of reserves on notes receivable from former directors. Adjusted Net Loss is not a measurement of operations under GAAP and should not be considered as an alternative to net income or operating income and may not be comparable with Adjusted Net Loss as defined by other companies.

Management believes Cash Usage and Adjusted Net Loss financial information provides meaningful supplemental information regarding our performance and liquidity by excluding the items described above in order to show the Cash Usage and Adjusted Net Loss from normal operations. STAAR believes that this financial information is useful to our management and investors in assessing STAAR’s historical performance and liquidity and when planning, forecasting and analyzing future periods.